As filed with the Securities and Exchange Commission on November 6, 2026

Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2022 Omnibus Incentive Plan

(Full title of the plan)

Philip J. Boeckman
Chief Legal Officer
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Alexander E. Greenberg Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001 (212) 474-1206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Liberty Media Corporation 2022 Omnibus Incentive Plan will be available without charge by contacting Liberty Media Corporation (the “Registrant”) at Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5400.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026 (Commission File No. 001-35707);

(b)	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 26, 2026, that are incorporated by reference in Part III of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 (Commission File No. 001-35707);

(c)	The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2026, filed with the Commission on May 7, 2026, for its fiscal quarter ended June 30, 2026, filed with the Commission on August 6, 2026, and for its fiscal quarter ended September 30, 2026, filed with the Commission on November 5, 2026 (each, Commission File No. 001-35707);

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 6, 2026, May 11, 2026, May 12, 2026, August 13, 2026, September 2, 2026 and November 5, 2026 (each, Commission File No. 001-35707 and, in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and not as to information “furnished” thereunder); and

(e)	The description of the Registrant’s Series A Common Stock, par value $0.01 per share, contained in the Form 8-A12B/A filed with the Commission on May 12, 2026 (Commission File No. 001-35707), which amended and restated in its entirety the registration statement on Form 8-A filed by the Registrant with the Commission on August 1, 2023, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) 78.138 provides that, unless a corporation’s articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the statutory presumption of the business judgment rule (that such director or officer has acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. The articles of incorporation of the Registrant eliminate, to the fullest extent permitted by the NRS, the liability of the Registrant’s directors and officers in their capacities as such.

NRS 78.7502(1) provides that a corporation may indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to the provisions of that subsection, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the individual in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. NRS 78.751 also provides that the indemnification pursuant to that section and NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law and such misconduct, fraud or violation of law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

NRS 78.752 provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person his or her capacity as a director, officer, employee or agent, or arising out of the person’s status as such, whether or not the corporation has the authority to indemnify the individual against such liability and expenses. The articles of incorporation and bylaws of the Registrant provide that the Registrant shall, to the fullest extent not prohibited by applicable law, indemnify its directors and officers and advance expenses (including reasonable attorneys’ fees) incurred by an indemnitee in connection with any proceeding covered by the applicable provisions thereof in advance of its final disposition, subject to certain limitations and conditions. In particular, the Registrant is not required to indemnify or advance expenses in connection with a proceeding initiated by the person seeking indemnification or advancement unless such proceeding was authorized by the Registrant's board of directors, and advancement of expenses is conditioned upon receipt of an undertaking by or behalf of such person to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index below which is incorporated herein by reference.

Item 9.	Undertakings

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of the Registrant (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 12, 2026 (Commission File No. 001-35707), and incorporated herein by reference)
4.2	Bylaws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 12, 2026 (Commission File No. 001-35707), and incorporated herein by reference)
4.3	Rights Agreement, dated as of November 4, 2026, by and between the Registrant and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by the Registrant on November 5, 2026).
4.4	Liberty Media Corporation 2022 Omnibus Incentive Plan (Filed as Annex A to the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2022 (Commission File No. 001-35707), and incorporated herein by reference)
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP *
23.1	Consent of KPMG LLP*
23.2	Consent of Counsel (included in Exhibit 5.1)
24	Power of Attorney (included in this Registration Statement under “Signatures”)
107	Filing Fee Table*
*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on November 6, 2026.

LIBERTY MEDIA CORPORATION

By:	/s/ Philip J. Boeckman
Name:	Philip J. Boeckman
Title:	Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Philip J. Boeckman, Brian J. Wendling and Brittany Uthoff, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to do any and all acts and things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission thereunder, in connection with this Registration Statement, including, without limitation, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) and supplements hereto, and to file the same, with all exhibits thereto, and other instruments or documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert R. Bennett	Chairman of the Board and Director	November 6, 2026
Robert R. Bennett

/s/ Derek Chang	Director, President and Chief Executive Officer	November 6, 2026
Derek Chang	(Principal Executive Officer)

/s/ Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer	November 6, 2026
Brian J. Wendling	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chase Carey	Director	November 6, 2026
Chase Carey

/s/ Brian M. Deevy	Director	November 6, 2026
Brian M. Deevy

/s/ M. Ian G. Gilchrist	Director	November 6, 2026
M. Ian G. Gilchrist

/s/ Evan D. Malone	Director	November 6, 2026
Evan D. Malone

/s/ Larry E. Romrell	Director	November 6, 2026
Larry E. Romrell

/s/ Andrea L. Wong	Director	November 6, 2026
Andrea L. Wong